Exhibit 10.2

Marten Transport, Ltd.

2019 Non-Employee Director Compensation Summary

On May 7, 2019, our Compensation Committee also reviewed and approved the following fee schedule for non-employee directors for fiscal year 2019, effective as of May 1, 2019:

2019

Annual Board Retainer	$34,000
Lead Director	15,000
Audit Committee chair	15,000
Compensation Committee chair	15,000
Nominating/Corporate Governance Committee chair	6,000

Non-employee directors also receive $1,500 for attendance at each Board meeting, $750 for each committee meeting attended and reimbursement for out-of-pocket expenses related to attending meetings.

Each non-employee director will also receive a grant of 1,500 shares of common stock in connection with re-election to the Board by the stockholders.